EXHIBIT 5.1
                               -------------------


SoftNet Systems, Inc.
520 Logue Avenue                                                    NEWS RELEASE
Mountain View, CA 94043-4094                    Investors Contact: Mark Phillips
                                                                       Treasurer
                                                                  (650) 962-7474



             SOFTNET SYSTEMS CONTINUES TO EXPAND ISP CHANNEL THROUGH
               AGREEMENT FOR $15 MILLION PRIVATE EQUITY PLACEMENT


         Mountain  View, CA (August 31, 1998) -- SoftNet  Systems,  Inc.  (AMEX:
SOF), announced that it has agreed to a private equity placement of $15 million to expand the ISP Channel. The agreement consists of two $7.5 million draws to a single existing institutional investor.

         The Company closed the first draw today with the issuance of $7.5 million face value of Series C Convertible Preferred Stock, together with warrants to purchase 93,750 shares of the Company's common stock at 120% of today's closing common stock bid for combined proceeds of $7.5 million in cash.

         The Series C Convertible Preferred Stock will be convertible into the Company's common stock for up to four years at 120% of the closing price of SoftNet's common stock today. An additional $7.5 million has been committed by the same institutional investor in exchange for $7.5 million face value of Series D Convertible Preferred Stock, together with warrants to purchase an additional 93,750 shares of the Company's common stock, to be issued upon shareholder approval, certain increases in the Company's stock price and the satisfaction of certain other closing conditions (though no assurance can be given that such closing conditions will be satisfied).

         This Series D Convertible Preferred stock will initially be convertible into shares of the Company's common stock at a 20% premium to the market price of the Common Stock prior to issuance.



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         Each series pays a 5% dividend, payable in cash or additional preferred stock, at the Company's option. Each series also becomes convertible immediately upon issuance and allows an adjustment to the conversion rate nine months after issuance.

         The financing was arranged by Shoreline Pacific Institutional Finance, the Institutional Division of Financial West Group of Sausalito, California.

         The proceeds from this offering will be used primarily to expand its the ISP Channel, the company's Internet services business, and for general corporate purposes.

         The ISP Channel offers an end-to-end high speed Internet over cable access system. The Company provides cable operators a nationwide turnkey service so they can rapidly enter the high speed Internet access business with little capital. Packaging its service offering like a cable television programming network, the ISP Channel absorbs key capital and operating costs related to deployment of Internet in exchange for a revenue sharing agreement.

         The ISP Channel's comprehensive services include headend equipment and integration, Internet backbone connectivity, co-branded Internet Explorer and Netscape software, and co-branded local and national content from Excite. ISP Channel subscribers receive broadband access at speeds many times faster than dial-up at comparable prices. Additional services include e-mail, Web access, news, and full audio and video collaborative services as part of ISP Channel's standard offering.

                                       ###

SoftNet's Internet Division provides comprehensive business-to-business Internet Services including Internet access and Web development along with the "ISP Channel" branded program for cable operators. News and information are available at www.ispchannel.com. The Imaging Division develops, markets, installs and services electronic information and document management systems that allow customers to electronically request and receive information from multiple media. The Company's Telecom Division markets and installs telecom and datacom solutions.





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